August 6, 2015

Contact:    Douglas J. Glenn
President and Chief Executive Officer
(757) 217-1000

Hampton Roads Bankshares Announces Second Quarter 2015 Financial Results

•
Second quarter net income available to common shareholders totaled $2.7 million, a 10.1% increase over the comparable period in 2014 driven by improvement in net interest income and mortgage banking revenues

•	Expansion of Gateway Bank Mortgage contributes to a 69.7% increase in quarterly funded mortgage volume over the comparable period in 2014

•	Year-over-year average core deposit growth increases by more than $80 million

•	The Company discloses an adjustment to certain income tax related information

Hampton Roads Bankshares, Inc. (the “Company”) (Nasdaq: HMPR), the holding company for the Bank of Hampton Roads (“BOHR”) and Shore Bank (“Shore” collectively the “Banks”), today announced financial results for the second quarter of 2015. Net income attributable to common shareholders for the three and six months ended June 30, 2015 was $2.7 million and $4.1 million, respectively, as compared with net income for the three and six months ended June 30, 2014 of $2.5 million and $6.3 million, respectively, which included $2.9 million of income attributable to an insurance benefit.

“We continue to improve our earnings in the face of strong competition by keeping banking simple - we collect deposits and make loans,” said Douglas Glenn, President and Chief Executive Officer.  “This approach has been welcomed by our customers and employees and creates the kind of sustainable relationships that builds long-term value for our shareholders.”

Net Interest Income
Net interest income increased $702 thousand and $439 thousand during the three and six months ended June 30, 2015 as compared to the same periods in 2014.  The growth in net interest income has resulted from the shift away from noninterest-bearing assets and lower yielding assets.

Credit Quality
Our non-performing assets ratio, defined as the ratio of non-performing assets to gross loans plus loans held for sale plus other real estate owned and repossessed assets was 3.36% and 2.95% at June 30, 2015 and December 31, 2014, respectively. The Company’s largest borrower, as measured by total exposure, was downgraded to substandard in the third quarter of 2014, and was placed in nonaccrual status in the second quarter of 2015. Excluding the impact of this one relationship moving into nonaccrual status, our non-performing assets ratio would have been 2.02% at June 30, 2015, continuing the downward trend in nonaccrual loans.

Allowance for loan losses increased $686 thousand, or 2.5% to $27.7 million at June 30, 2015; up from $27.1 million at December 31, 2014. Lower historical loss rates reduced the necessary general reserve. The specific reserve component of the allowance rose as a result of the decision by management to move into default the Company's largest remaining substandard relationship. While recoveries are trending downward on a quarterly basis, they continue to offset charge-offs for the year-to-date. There was no additional loss provision expense recorded in the second quarter.

Noninterest Income
Noninterest income for the three and six months ended June 30, 2015 was $8.0 million and $14.5 million, respectively, an increase of $2.5 million or 45.3% and $1.7 million or 12.9%, compared to the same periods in 2014. Mortgage banking revenue continues to be the major driver, due in part to favorable mortgage rates which have produced healthy growth in our mortgage services division during the first six months of 2015 compared to the same period in 2014. Funded mortgage volume in the quarter for Gateway Bank Mortgage totaled $191.8 million versus $113.0 million during the comparable period in 2014.

Noninterest Expense
Noninterest expense for the three and six months ended June 30, 2015 was $20.5 million and $39.1 million, respectively, an increase of $2.8 million or 15.6% and $2.9 million or 8.0%, compared to the same periods in 2014. The overall increase in noninterest expense was primarily driven by increases in salaries and employee benefits resulting from subsidiary expansions, mortgage-related commissions, and increased share-based compensation.

Balance Sheet Trends
Assets were $2.0 billion at June 30, 2015.  Since December 31, 2014, there has been a major shift out of overnight funds sold and due from FRB and investment securities available for sale into loans held for sale and loans. Investment securities available for sale were $210.2 million as of June 30, 2015, down from $302.2 million at December 31,

2014.  The proceeds from investment security sales partially funded the loan portfolio growth during the quarter and year to date. A general decrease in interest rates contributed to an increase in the net unrealized gains in our portfolio.

Loans have grown 7.5% since December 31, 2014 to $1.5 billion; this growth was primarily driven by a $104.7 million marine loan portfolio purchase which occurred in the first quarter of 2015. In the second quarter of 2015, management made the decision to move into default the Company's largest remaining substandard relationship. Therefore, impaired loans increased by $21.8 million, or 44.6% to $70.7 million at June 30, 2015, compared to $48.9 million at December 31, 2014.

Deposits increased $93.1 million or 5.9% from December 31, 2014. The Company has made a concerted effort to attract additional deposits in order to support loan growth. Approximately half of the deposit growth came from the addition of one commercial deposit relationship obtained through the Company's expansion into Baltimore, MD.

Year-to-date average core deposits, which exclude brokered deposits and certificates of deposit greater than $100,000, have increased by $81.7 million reflecting continued progress in furthering the Company’s funding strategy.

Adjustments to Previously Reported Financial Information
In the second quarter of 2015, the Company determined that the gross deferred tax assets, the gross deferred tax liabilities, and the related valuation allowance disclosed in Note 21, “Income Taxes,” to the consolidated financial statements of the Company included in the Company’s Form 10-K for the fiscal year ended December 31, 2014 (the “2014 Form 10-K”), were overstated by $13.8 million, $48 thousand, and $13.7 million, respectively, as of December 31, 2014. Gross deferred tax assets, and the related valuation allowance were overstated by $13.6 million, and $14.2 million, respectively, and the gross deferred tax liabilities were understated by $581 thousand as of December 31, 2013.
The Company does not consider the overstatements, or the understatements, to be material to the consolidated financial statements. As the Company maintains a full valuation allowance on its net deferred tax assets, the revisions did not require any changes to the Company’s consolidated balance sheets, consolidated statements of operations, consolidated statements of cash flows, or consolidated statements of comprehensive income for fiscal year 2014 or any prior period. The corrected information will appear in a footnote to the consolidated financial statements of the Company in its upcoming Form 10-Q for the quarter ended June 30, 2015.

Capitalization
At June 30, 2015, the Company exceeded all of the regulatory capital minimums and Bank of Hampton Roads and Shore Bank were both considered “well capitalized” under all applicable regulatory capital standards. Our consolidated regulatory capital ratios were Common Equity Tier 1 Capital Ratio of 11.52%, Tier 1 Risk-Based Capital Ratio of 13.12%, Total Risk-Based Capital Ratio of 14.37%, and Tier 1 Leverage Ratio of 11.18%.

Caution About Forward-Looking Statements
Certain statements made in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, including statements about future trends and strategies. Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and other filings made with the SEC.

About Hampton Roads Bankshares
Hampton Roads Bankshares, Inc. is a multi-bank holding company headquartered in Virginia Beach, Virginia. The Company’s primary subsidiaries are BOHR and Shore. The Banks engage in general community and commercial banking business, targeting the needs of individuals and small- to medium-sized businesses in our primary service areas. Currently, BOHR operates 17 full-service offices in the Hampton Roads region of southeastern Virginia and 10 full-service offices throughout Richmond, Virginia and the Northeastern and Research Triangle regions of North Carolina that do business as Gateway Bank. Shore operates 7 full-service offices in the Eastern Shore of Virginia and Maryland and 3 loan production offices in Maryland and Delaware. Through various divisions, the Banks also offer mortgage banking and marine financing. Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol “HMPR.” Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

Use of Non-GAAP Financial Measures
This earnings press release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding our results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the Form 8-K filed related to this release. The Form 8-K can be found on the SEC’s EDGAR website at www.sec.gov or our website at www.hamptonroadsbanksharesinc.com.

Hampton Roads Bankshares, Inc.
Financial Highlights
(in thousands)	June 30,	December 31,
(unaudited)	2015	2014
Assets:
Cash and due from banks	$17,630	$16,684
Interest-bearing deposits in other banks	1,195	1,349
Overnight funds sold and due from Federal Reserve Bank	45,969	85,586
Investment securities available for sale, at fair value	210,187	302,221
Restricted equity securities, at cost	11,539	15,827

Loans held for sale	65,374	22,092

Loans	1,529,024	1,422,935
Allowance for loan losses	(27,736)	(27,050)
Net loans	1,501,288	1,395,885
Premises and equipment, net	62,511	63,519
Interest receivable	4,115	4,503
Other real estate owned and repossessed assets,
net of valuation allowance	13,112	21,721
Intangible assets, net	545	842
Bank-owned life insurance	50,190	49,536
Other assets	7,648	8,841
Totals assets	$1,991,303	$1,988,606
Liabilities and Shareholders' Equity:
Deposits:
Noninterest-bearing demand	$317,281	$266,921
Interest-bearing:
Demand	619,129	621,066
Savings	58,557	56,221
Time deposits:
Less than $100	346,363	342,794
$100 or more	333,133	294,346
Total deposits	1,674,463	1,581,348
Federal Home Loan Bank borrowings	67,546	165,847
Other borrowings	29,451	29,224
Interest payable	563	560
Other liabilities	15,682	14,130
Total liabilities	1,787,705	1,791,109
Shareholders' equity:
Common stock	1,707	1,706
Capital surplus	589,908	588,692
Accumulated deficit	(391,474)	(395,535)
Accumulated other comprehensive income, net of tax	2,594	2,134
Total shareholders' equity before non-controlling interest	202,735	196,997
Non-controlling interest	863	500
Total shareholders' equity	203,598	197,497
Total liabilities and shareholders' equity	$1,991,303	$1,988,606

Non-performing Assets at Period-End:
Nonaccrual loans including nonaccrual impaired loans	$40,892	$21,507
Loans 90 days past due and still accruing interest	—	—
Other real estate owned and repossessed assets	13,112	21,721
Total non-performing assets	$54,004	$43,228

Composition of Loan Portfolio at Period-End:
Commercial	$243,023	$219,029
Construction	144,827	136,955
Real-estate commercial	637,124	639,163
Real-estate residential	350,086	354,017
Installment	154,396	74,821
Deferred loan fees and related costs	(432)	(1,050)
Total loans	$1,529,024	$1,422,935

Hampton Roads Bankshares, Inc.
Financial Highlights
(in thousands, except share and per share data)	Three Months Ended		Six Months Ended
(unaudited)	June 30,	June 30,	June 30,	June 30,
	2015	2014	2015	2014
Interest Income:
Loans, including fees	$17,452	$15,584	$33,612	$31,276
Investment securities	1,555	2,299	3,297	4,533
Overnight funds sold and due from FRB	40	51	99	83
Total interest income	19,047	17,934	37,008	35,892
Interest Expense:
Deposits:
Demand	670	658	1,344	1,281
Savings	13	8	23	16
Time deposits:
Less than $100	943	810	1,853	1,581
$100 or more	1,007	779	1,941	1,516
Interest on deposits	2,633	2,255	5,161	4,394
Federal Home Loan Bank borrowings	251	405	574	828
Other borrowings	424	237	842	678
Total interest expense	3,308	2,897	6,577	5,900
Net interest income	15,739	15,037	30,431	29,992
Provision for loan losses	—	—	600	100
Net interest income after provision for loan losses	15,739	15,037	29,831	29,892
Noninterest Income:
Mortgage banking revenue	5,500	3,144	9,722	4,954
Service charges on deposit accounts	1,298	1,195	2,440	2,354
Income from bank-owned life insurance	305	329	655	3,545
Gain on sale of investment securities available for sale	126	118	238	185
Loss on sale of premises and equipment	—	(18)	(14)	(31)
Gain (loss) on sale of other real estate owned and repossessed assets	(56)	(77)	20	144
Impairment of other real estate owned and repossessed assets	(331)	(1,090)	(1,265)	(1,426)
Visa check card income	676	654	1,317	1,247
Other	506	1,266	1,364	1,851
Total noninterest income	8,024	5,521	14,477	12,823
Noninterest Expense:
Salaries and employee benefits	11,249	9,109	21,916	18,676
Professional and consultant fees	1,459	1,922	2,267	3,150
Occupancy	1,626	1,501	3,255	3,221
FDIC insurance	399	253	1,023	1,154
Data processing	1,606	1,019	3,037	2,166
Problem loan and repossessed asset costs	492	375	612	807
Equipment	335	391	685	764
Directors' and regional board fees	293	543	594	930
Advertising and marketing	445	349	705	603
Other	2,570	2,250	5,016	4,757
Total noninterest expense	20,474	17,712	39,110	36,228
Income before provision for income taxes	3,289	2,846	5,198	6,487
Provision for income taxes	35	37	75	45
Net income	3,254	2,809	5,123	6,442
Net income attributable to non-controlling interest	528	333	1,062	107
Net income attributable to Hampton Roads Bankshares, Inc.	$2,726	$2,476	$4,061	$6,335

Per Share:
Basic Income	$0.02	$0.01	$0.02	$0.04
Diluted Income	$0.02	$0.01	$0.02	$0.04
Basic weighted average shares outstanding	171,505,172	170,443,468	171,447,138	170,725,817
Effect of dilutive shares and warrant	1,170,106	1,284,234	1,095,593	1,279,762
Diluted weighted average shares outstanding	172,675,278	171,727,702	172,542,731	172,005,579

Hampton Roads Bankshares, Inc.
Financial Highlights
(in thousands, except share and per share data)	Three Months Ended		Six Months Ended
(unaudited)	June 30,	June 30,	June 30,	June 30,
Daily Averages:	2015	2014	2015	2014
Total assets	$2,035,901	$1,956,846	$2,035,178	$1,946,493
Gross loans (excludes loans held for sale)	1,536,988	1,358,893	1,513,132	1,358,289
Investment and restricted equity securities	238,979	342,005	253,063	337,924
Intangible assets	636	1,222	710	1,298
Total deposits	1,673,718	1,531,914	1,651,635	1,520,805
Total borrowings	141,700	213,895	161,651	216,326
Shareholders' equity *	204,099	191,600	202,205	189,265
Shareholders' equity - tangible *	203,463	190,378	201,495	187,967
Interest-earning assets	1,903,614	1,812,901	1,901,060	1,799,048
Interest-bearing liabilities	1,521,933	1,499,114	1,532,768	1,492,818

Financial Ratios:
Return on average assets	0.54%	0.51%	0.40%	0.66%
Return on average equity *	5.36%	5.18%	4.05%	6.75%
Return on average equity - tangible *	5.37%	5.22%	4.06%	6.80%
Net interest margin	3.32%	3.33%	3.23%	3.36%
Efficiency ratio	86.62%	86.65%	87.55%	84.98%
Tangible equity to tangible assets *	10.16%	9.78%	10.16%	9.78%

Allowance for Loan Losses:
Beginning balance	$28,177	$31,260	$27,050	$35,031
Provision for losses	—	—	600	100
Charge-offs	(1,246)	(6,410)	(1,697)	(11,577)
Recoveries	805	1,212	1,783	2,508
Ending balance	$27,736	$26,062	$27,736	$26,062

Asset Quality Ratios:
Annualized net charge-offs to average loans	0.12%	1.53%	(0.01)%	1.35%
Non-performing loans to total loans	2.67%	2.65%	2.67%	2.65%
Non-performing assets ratio	3.36%	4.19%	3.36%	4.19%
Allowance for loan losses to total loans	1.81%	1.91%	1.81%	1.91%

* Equity amounts exclude non-controlling interest